Exhibit 10.3

Execution Version

COMMERCIAL COLLABORATION AGREEMENT

This Commercial Collaboration Agreement (this “Agreement”) is entered into as of July 12, 2021, between Altus Power, Inc., a Delaware corporation (“Altus Power”), and CBRE, Inc., a Delaware corporation (“CBRE”), and shall become effective only on the Effective Date (as defined below). In this Agreement, Altus Power and CBRE may be referred to individually as a “Party” or together as the “Parties.” This Agreement is intended to address the Parties’ activities and operations, including as conducted by the Parties’ respective subsidiaries and affiliates.

RECITALS

WHEREAS, Altus Power is engaged in the business of, among other things, developing, owning, operating and selling photovoltaic electrical energy, storage and electric vehicle charging to commercial, industrial, public sector and community customers;

WHEREAS, CBRE is a global full-service commercial real estate services and investment firm serving owners, investors and occupiers of commercial real estate;

WHEREAS, CBRE is an equityholder of CBRE Acquisition Holdings, Inc. (“PubCo”);

WHEREAS, PubCo, CBAH Merger Sub I, Inc., a Delaware corporation, CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power, Altus Power America Holdings, LLC, a Delaware limited liability company, and APAM Holdings LLC, a Delaware limited liability company, are entering into that certain Business Combination Agreement, dated as of the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which and subject to the terms and conditions of which, among other things, indirect shareholders of Altus Power will exchange certain equity interests for shares of PubCo and own a majority of the shares of PubCo at the closing of the Business Combination (as defined below), PubCo will indirectly acquire all of the outstanding capital stock of Altus Power, and Altus Power will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly-owned subsidiary of PubCo (the “Business Combination”);

WHEREAS, in connection with the Business Combination, the Parties desire to bring together their shared capabilities to create the world’s leading clean electrification company through commercial collaboration arrangements on the terms and conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors of each of the Parties, as well as the board of directors of PubCo (acting upon the unanimous recommendation of the CBAH Special Committee (as defined in the Business Combination Agreement)), have unanimously approved this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Scope of Relationship.

a. The Parties envision that (i) Altus Power’s primary role in the collaboration contemplated by this Agreement is to operate as a leading clean electrification company and (ii) CBRE’s primary role in the collaboration contemplated by this Agreement is to unlock customer demand for Altus Power through a robust referral program for potential customers.

b. The specific commercial arrangements of the Parties pursuant to this Agreement are the provision by each Party to the other Party of certain services and related commitments in accordance with Section 4 (the “Commercial Arrangements”). The scope and/or terms of the Commercial Arrangements may be amended, supplemented or otherwise modified from time to time by the written agreement of the Parties (subject to Section 16.l), and such amended, supplemented or otherwise modified scope and/or terms of the Commercial Arrangements will constitute “Commercial Arrangements” hereunder and be subject to this Agreement.

2. Ancillary Agreements. To the extent the Parties deem it necessary or otherwise so desire, subject to Section 16.l, the Parties may enter into additional, more detailed agreements memorializing any aspect of the arrangements contemplated by this Agreement in greater specificity (each, an “Ancillary Agreement,” and, collectively, the “Ancillary Agreements”). The Parties agree and acknowledge that the Ancillary Agreements, any exhibits or attachments thereto, as well as any master services agreements, statements of work, purchase orders or any other contracts (oral or written) entered into on or after the date hereof will be subject to the terms and conditions of this Agreement and will not be deemed to amend or waive any provision of this Agreement, in each case except to the extent otherwise expressly agreed in writing by the Parties. For the avoidance of doubt, for all purposes of this Agreement, the Ancillary Agreements will not be construed to include the Business Combination Agreement or any of the other agreements executed in connection therewith.

3. Governance. To govern the Parties’ activities under this Agreement, as soon as practicable, but no later than thirty (30) days after the Effective Date (as defined below), the Parties shall create and operate an executive steering committee (the “Executive Steering Committee”) in accordance with this Section 3.

a. Executive Steering Committee.

i. The Executive Steering Committee will be responsible for providing strategic oversight in respect of the Commercial Arrangements, including: (i) establishing strategic objectives, priorities and goals for the Commercial Arrangements (including success metrics and key performance indicators (“KPIs”)); (ii) driving alignment and accountability for the Commercial Arrangements; (iii) reviewing financial and operational performance for the Commercial Arrangements (including evaluation of the performance of the Commercial Arrangements and results of the activities undertaken by the Parties herein as measured against the agreed-upon success metrics and KPIs), (iv) alignment on internal and external “go-to-market” strategy and development of integrated marketing plans, including with respect to messaging on CBRE’s and Altus Power’s websites, any featured case studies or reports, attendance at any conferences and meetings and any presentation, speaking or display presence; (v) identification, discussion, development and implementation of any potential additional activities of interests, including any products, offerings or customer solutions the Parties wish to explore; (vi) establishing publicity, marketing and other public communication policies with respect to the Commercial Arrangements and other activities of the Parties under this Agreement or any Ancillary Agreement (including vis-à-vis clients, owners/investors and other third parties); (vii) establishing appropriate restrictions, procedures and guidelines for certain communications, discussions or other disclosures of information by and between the Parties and their respective Representatives (as defined below), as contemplated by Section 6; (viii) dispute resolution in accordance with the procedures set forth in Section 10 and such other actions expressly contemplated by the terms of this Agreement or any Ancillary Agreement; and (ix) such other matters as the Executive Steering Committee deems necessary or appropriate from time to time.

ii. The Executive Steering Committee will be comprised of four (4) individuals, or such other even number of individuals as the Parties may mutually determine from time to time, and CBRE and Altus Power will each be entitled to appoint one-half of the total number of such individuals on the Executive Steering Committee. Each Party may remove and replace any of its representatives on the Executive Steering Committee at any time and from time to time, upon written notice to the other Party. The identities and contact information for each Party’s initial representatives on the Executive Steering Committee are set forth on Exhibit A.

iii. The Executive Steering Committee will meet quarterly or as it otherwise deems necessary. Meetings of the Executive Steering Committee will be held on such dates and at such times and places (which may be by video or telephone conference) as may be determined by the Executive Steering Committee. Quorum for any meeting of the Executive Steering Committee will require the presence (in person or by proxy) of at least one representative on the Executive Steering Committee of each Party. All decisions of the Executive Steering Committee (whether in a meeting or by written consent) will require the affirmative vote of all of each Party’s representatives on the Executive Steering Committee. A representative of a Party on the Executive Steering Committee may designate another such representative of the same Party as a proxy for any meeting or written consent, including for quorum purposes.

iv. Each Party may invite non-voting observers to any meeting of the Executive Steering Committee, subject to appropriate confidentiality restrictions.

b. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement and, for the avoidance of doubt, the Executive Steering Committee will not have any function or bearing on the governance of Altus Power, PubCo or CBRE or in any way that does not directly pertain to the Commercial Arrangements. The

Executive Steering Committee is designed to maximize the efficiency in executing, performing, guiding and evaluating the vision for the Commercial Arrangements. Neither the failure of the Executive Steering Committee to meet nor the failure of either such body to meet or satisfy any priority, objective, goal or other outcome of either of the Parties will be considered a breach or default by either Party or otherwise give rise to any liability or other obligation on behalf of either Party or any of their respective affiliates or representatives.

4. Commercial Arrangements and Commitments.

a. Subject to applicable legal, commercial, client-relationship and other considerations for any CBRE business unit, including any specific CBRE customer requirements and preferences, as soon as practicable after the date hereof, (i) CBRE will invite Altus Power to join CBRE’s strategic supplier program as a “Strategic Supplier” and execute and deliver to CBRE a strategic supplier program agreement substantially in the form attached hereto as Exhibit B (with such modifications as the Parties may agree), upon which CBRE will promote Altus Power as its preferred clean energy renewable provider/partner in accordance with the terms of such agreement, and (ii) CBRE and Altus Power will create a business opportunity referral program substantially on the terms set forth in Exhibit C (with such modifications as the Parties may agree).

b. The Parties will work together in good faith and reasonably cooperate to develop integrated marketing plans, including website, case studies, reports, conference/meeting, speaking/display presence.

c. CBRE will create and fund a “Renewable Energy Solutions” team to provide dedicated resources for the efficient interaction between CBRE and Altus Power to support the identification and prioritization of high quality referrals of opportunities, deploy a governance and reporting framework to drive performance and accountability of the Commercial Arrangements.

d. CBRE will reasonably collaborate with Altus Power to develop and bring to market new products and/or bundles for Altus Power’s customers.

e. Altus Power will consider in good faith inviting CBRE to become a solar tax equity partner for Altus Power, on a non-exclusive basis, on market terms to be mutually agreed. For the avoidance of doubt, CBRE shall not be obligated to provide any such financing (or other financing) to Altus Power unless CBRE expressly agrees in writing to do so nor shall Altus Power be obligated to approve CBRE as a financing partner, or otherwise enter into a financing arrangement with CBRE, unless Altus Power expressly agrees in writing.

f. CBRE will provide, at no cost to Altus Power, reasonable access to data-driven research and insights prepared by CBRE; provided, that CBRE will not be required to provide such access to the extent doing so will violate applicable laws or any contract or obligation of confidentiality owed to a third party or result in the loss of attorney-client privilege.

g. Each of the Parties will evaluate opportunities to leverage technology and data to further the objectives of this Agreement.

h. The Parties expect that, to the extent either of them undertakes any of the actions contemplated in (a) through (g) above, the terms and conditions thereof will be governed by one or more Ancillary Agreements.

For the avoidance of doubt, CBRE acknowledges that it is not the exclusive provider to Altus Power of any of the commercial arrangements contemplated by this Agreement, and Altus Power is free to enter into similar or any other commercial arrangements with any other parties.

5. Term and Termination.

a. This Agreement will commence on the Closing Date (as defined in the Business Combination Agreement) (the “Effective Date”) and will continue for a period of seven (7) years from the Effective Date and thereafter shall automatically renew for successive one (1) year periods (unless either Party delivers a written notice of termination within ninety (90) days prior to the end of such seven-year period or, in the case of any one-year extension period, within ninety (90) days prior to the end of such one-year period, in which case this Agreement will expire at the end of such seven-year or one-year period, as the case may be) (the “Term”), unless terminated earlier pursuant to the terms of this Section 5.a. For the avoidance of doubt, any commercial collaboration activities by and between the Parties that occurred or occur prior to the Effective Date shall not be governed by and shall not in any way be deemed to be part of this Agreement.

b. This Agreement may be terminated:

i. Upon the mutual agreement in writing by the Parties.

ii. If the other Party materially breaches any provision of this Agreement and either the material breach cannot be cured or, if the material breach can be cured, if the non-breaching Party provides written notice (in reasonable detail) of such material breach to the breaching Party (which notice shall be deemed to commence the dispute resolution procedures under Section 10.a), and such material breach has not been cured or otherwise resolved (in each case, to the reasonable satisfaction of the non-breaching Party) by the later of (x) the end of the dispute resolution procedures under Section 10.a and Section 10.b and (y) the end of any other cure period mutually agreed in writing by the Parties or the Executive Steering Committee.

iii. If, at any time, any person or “group” (as such term is defined and used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than CBRE or any of its affiliates, acquires, directly or indirectly, “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding equity securities or the consolidated assets of PubCo (by way of acquisition, merger, consolidation or otherwise), CBRE will have the right to terminate this Agreement within forty-five (45) days’ written notice to Altus Power to such effect.

iv. If, after the Closing (as defined in the Business Combination Agreement), CBRE (together with its affiliates) ceases to “beneficially own” (including rights to acquire by way of exchange, conversion, exercise of any security or otherwise) any equity securities of PubCo, either Party will have the right to terminate this Agreement on not less than ninety (90) days’ written notice to the other Party to such effect.

v. Without prejudice to any of its other rights and remedies hereunder or otherwise, either Party may terminate this Agreement, immediately upon written notice to the other Party to such effect, if the other Party: (a) has become insolvent; (b) has become unable, or admitted in writing its inability, to pay its debts as they mature; (c) has made a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) has become the subject of “an order for relief” within the meaning of the United States Bankruptcy Code; (e) has become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors; (f) has applied to a court for the appointment of a custodian or receiver for any of its assets and such receiver will not be discharged within sixty (60) days after his or her appointment; or (g) otherwise has become the subject of any insolvency proceeding that such Party does not promptly and actively oppose or is not dismissed within thirty (30) days after receiving notice of such proceeding.

vi. In the event of the termination of the Business Combination Agreement prior to the Closing (as defined in the Business Combination Agreement), this Agreement shall be deemed abandoned and for any reason shall automatically terminate and have no further force and effect.

c. Upon termination or expiration of this Agreement for any reason: (a) all activities under this Agreement and, except as otherwise expressly provided in such Ancillary Agreement, each Ancillary Agreement will terminate and (b) except as otherwise expressly provided in such Ancillary Agreements, each Party will, within thirty (30) days, return to the other Party its Confidential Information (as defined below), or will destroy all copies of the other Party’s Confidential Information in its possession and provide certification that such action has been taken. Notwithstanding the above, unless the Parties otherwise mutually agree in writing, each Party will fulfill all outstanding payment or performance obligations arising under this Agreement and, except as otherwise expressly provided in such Ancillary Agreement, each Ancillary Agreement in effect at the time of termination or expiration of this Agreement, and will agree on a process to wind-down activities required under this Agreement and such Ancillary Agreement.

d. The Parties agree that the terms of this Section 5 (Term and Termination) and of Section 6 (Confidentiality), Section 7 (Intellectual Property), Section 10 (Dispute Resolution), Section 11 (Warranties and Limitations), Section 12 (Indemnification), Section 13 (Limitations of Liability) and Section 16 (Miscellaneous Provisions) will survive the termination or expiration of this Agreement.

6. Confidentiality.

a. Each Party acknowledges and agrees that this Agreement and any Ancillary Agreement and the transactions and other activities contemplated hereby and thereby are or may constitute confidential and proprietary information of either or both Parties. From and after the date hereof until the fifth (5th) anniversary of the earlier of the termination or expiration of this Agreement, each of the Parties shall, and shall cause their respective affiliates and representatives to, treat as strictly confidential and not disclose or use for any purpose (other than the purposes contemplated by this Agreement and the Ancillary Agreements) any information received or obtained in connection with this Agreement and any Ancillary Agreement and the transactions and other activities contemplated hereby and thereby, or performing their respective obligations under, this Agreement or any Ancillary Agreement which relates to, including, without limitation, (i) the provisions of this Agreement and any Ancillary Agreement, (ii) the negotiations relating to this Agreement and any Ancillary Agreement, (iii) any information relating to the business, customers, financial or other affairs (including future plans and targets) of each Party and its affiliates, in each case for the foregoing, other than information that (w) is or becomes available in the public domain other than pursuant to a breach of this Agreement or any Ancillary Agreement, (x) can be demonstrated to have been known by the applicable Party through lawful means prior to disclosure to such Party in connection with this Agreement or the transactions contemplated hereby, (y) lawfully is or becomes available to the applicable Party on a non-confidential basis other than pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby (provided that the source of such information is not known by the applicable Party to be bound by a confidentiality agreement with the other Party by a contractual, legal or fiduciary obligation owed to such Party) or (z) is independently developed by the applicable Party without the use of any information provided to such Party in connection with this Agreement or the transactions contemplated hereby.

b. The provisions of this Section 6 shall not prohibit disclosure or use of any information by a Party if and to the extent: (i) the disclosure or use is required by applicable law, any governmental authority or any recognized stock exchange on which the shares of such Party or its affiliates are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of such person), provided that, prior to disclosure or use of any information pursuant to this clause (i), such Party, as the case may be, shall promptly notify the other Party of such requirement with a view to providing it with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use, except that no notice, consent or approval shall be required to be provided for disclosure (x) pursuant to a routine request by a governmental authority not specifically targeting such information or (y) to the extent that such notice would not be practicable under the circumstances or is prohibited by applicable law, (ii) the disclosure or use is required for the purpose of any lawsuit or other proceeding arising out of this Agreement or any Ancillary Agreement, (iii) the disclosure is made to a governmental authority in connection with taxes or the tax affairs of such Party, or (iv) the disclosure is made to any parent holding company of such Party or subsidiary of such Party or parent holding company or any director, officer, employee, or legal, tax or financial advisor of such Party or of any such parent holding company or subsidiary (collectively, “Representatives”) on a confidential basis, provided that each such Representative is informed of, and agrees to comply with, the provisions of this Section 6 (it being understood that such Party shall be responsible for any breaches of this Section 6 by each such Representative as if such Representative were a party hereto).

7. Intellectual Property.

a. Neither Party will acquire any rights of ownership to any intellectual property worldwide held or licensed by the other Party, including any patents, patent applications (including any foreign, divisional, continuation or continuation-in-part applications based thereon), copyrights, inventions, improvements (whether patentable or not), trademarks, service marks, trade names, domain names, trade secrets, software, plans, methods, processes, designs, know-how, concepts, formulas, algorithms, research, studies, technologies, proprietary data, and any other intellectual property rights (collectively, “Intellectual Property”), by virtue of the Parties’ activities under this Agreement or any Ancillary Agreement.

b. All Intellectual Property, including modifications and improvements, associated with the CBRE products and services provided under this Agreement or any Ancillary Agreement will be the sole property of CBRE (the “CBRE Intellectual Property”). CBRE will retain all right, title and interest to the CBRE Intellectual Property and to any modifications and improvements made by either Party to the CBRE Intellectual Property, and to the extent Altus Power retains any right, title or interest in the CBRE Intellectual Property, Altus Power hereby assigns and agrees to assign such right, title or interest in the CBRE Intellectual Property to CBRE.

c. All Intellectual Property, including modifications and improvements, associated with the Altus Power products and services provided under this Agreement or any Ancillary Agreement will be the sole property of Altus Power (the “Altus Intellectual Property”). Altus Power will retain all right, title and interest to the Altus Power Intellectual Property and to any modifications and improvements made by either Party to the Altus Intellectual Property, and to the extent CBRE retains any right, title or interest in the Altus Intellectual Property, CBRE hereby assigns and agrees to assign such right, title or interest in the Altus Intellectual Property to Altus Power.

d. Subject to the other provisions of this Agreement, any Intellectual Property jointly developed by the Parties under this Agreement or any Ancillary Agreement pursuant to a written agreement agreeing to joint ownership will be jointly owned; provided, that the Parties will only develop joint Intellectual Property in accordance with an Ancillary Agreement.

e. Each Party hereby grants to the other Party a non-exclusive, non-transferable (except as permitted in Section 16.c), non-sublicensable (except to affiliates and its and their service providers as necessary to perform hereunder), royalty-free license to use its Intellectual Property (other than trademarks, service marks, logos, branding, and other indicia of origin) solely during the Term and solely to the extent necessary for the performance of this Agreement and any Ancillary Agreement, if applicable; provided, however, that the rights granted under this Section 7.e do not include any Intellectual Property (whether owned or licensed) for which either Party has no right to grant a license to the other Party or that would otherwise cause such Party to violate the terms of an agreement with any third party. For the avoidance of doubt, neither Party shall have any right to use or practice the other Party’s Intellectual Property after the Term or for any reason other than as expressly provided in this Agreement or any Ancillary Agreement. Notwithstanding this Section 7.e, if either Party desires to use the other Party’s Intellectual Property after the Term or outside the scope of the rights expressly granted in this Agreement or any Ancillary Agreement, the terms and conditions for that use may be agreed upon in writing by the Parties in their sole discretion.

8. Trademarks. Altus Power grants to CBRE and its subsidiaries and affiliates a non-exclusive, non-transferable (except as permitted by Section 16.c), non-sublicensable royalty-free right to use and display the trademark “Altus Power” and logo set forth on Annex I, and CBRE grants to Altus Power and its subsidiaries and affiliates a non-exclusive, non-transferable (except as permitted by Section 16.c), non-sublicensable royalty-free right to use and display the trademark “CBRE” and the logo set forth on Annex II, in each case solely for use in marketing the other Party’s products and services within the scope of this Agreement, subject to the terms of this Agreement and any Ancillary Agreements and the licensing Party’s trademark usage guidelines (a copy of which will be provided by each Party, and which may be amended from time to time under the licensing Party’s sole discretion). The use by each Party of any and all logos and trademarks licensed pursuant to the foregoing sentence or otherwise agreed to by the Parties (the “Trademarks”) will inure to the benefit of the licensing Party and be subject to the prior written approval of the licensing Party for each requested use, which such approval will not be unreasonably withheld or delayed; provided that each Party may use the other Party’s Trademarks in a manner that does not materially differ from a use previously approved in writing without seeking further approval for such use; provided, further, that any such permission may be revoked by either Party upon reasonable notice to the other Party. Neither Party will acquire any rights of ownership to any Trademarks of the other Party under this Agreement or any Ancillary Agreement. On termination of this Agreement or upon the revocation by the licensing Party of any approved use, each Party will cease using any materials that bear the Trademarks of the other Party, except as required by applicable law. Except as set forth in an Ancillary Agreement, each Party will thereafter promptly destroy all materials in their possession containing a Trademark of the other Party (other than historical materials that are not visible to the general public), subject to compliance with applicable law, and will certify to the destruction of such materials upon written request.

9. Publications; Promotional Materials.

a. Except as permitted by, but subject to the terms of, Section 6, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement or any Ancillary Agreement, the subject matter herein or therein, or either Party’s performance hereunder or thereunder (each, a “Publication”) will be made without the other Party’s prior written approval. Each Party agrees to submit each Publication it proposes to make to the other Party for purposes of the other Party’s review, comment and approval. Each Party further agrees to respond as promptly as reasonably practicable and agrees that it will not unreasonably withhold approval of a Publication; provided, that each Party may make any Publication that is consistent in tone and substance with previous public statements, disclosures or communications jointly made by the Parties or to the extent that they have been reviewed and previously approved by both Parties. The Parties agree that they will use reasonable efforts to coordinate any press releases relating to this Agreement or any Ancillary Agreement.

b. From time to time, each Party may provide the other Party with copies of such Party’s sales and promotional materials (the “Materials”), in graphical image files, print or other media. Each Party agrees that it will request the Materials in a timely manner, providing such other Party sufficient time to process the request. The Materials provided by one Party to the other Party will be used by such other Party solely in connection with the performance of this Commercial Arrangements. Each Party agrees not to alter, deface or otherwise change the appearance of any Materials of the other Party without such Party’s prior written consent, including the color, character and integrity of same. All title to, and ownership of, CBRE’s Materials and all derivative works thereof will at all times remain with CBRE, and Altus Power will ensure that all of CBRE’s Materials are adequately and correctly displayed, including any markings requested by CBRE in order to show evidence of trademark or copyright protection and CBRE’s ownership of such Materials. All title to, and ownership of, Altus Power’s Materials and all derivative works thereof will at all times remain with Altus Power, and CBRE will ensure that all of Altus Power’s Materials are adequately and correctly displayed, including any markings requested by Altus Power in order to show evidence of trademark or copyright protection and Altus Power’s ownership of such Materials. Upon reasonable written notice from the other Party, each Party will immediately discontinue any use of any specific, or all, Materials. Except as required by applicable law, each Party will thereafter promptly destroy all Materials it is required to discontinue using in its possession and will certify to the destruction of the Materials upon written request.

10. Dispute Resolution.

a. In the event that there arises any dispute relating to this Agreement or any Ancillary Agreement that is not resolved in the normal course without commencing a dispute resolution process, within twenty (20) days of notice by one Party to the other to commence the dispute resolution process with respect to such dispute, the Executive Steering Committee will meet to attempt to resolve such dispute in good faith. If the Executive Steering Committee does not come to a satisfactory resolution within sixty (60) days after such 20-day period (or such longer period as the Executive Steering Committee may agree), the Parties may proceed to the next step described in Section 10.b below.

b. Within ten (10) days of notice by one Party to the other to escalate the dispute resolution process with respect to a particular dispute, the chief executive officer of Altus Power and the global chief investment officer of CBRE (each, an “Executive Officer”) will meet to attempt to resolve such dispute in good faith. If the Executive Officers do not come to a satisfactory resolution within twenty (20) days after such 10-day period (or such longer period as the Executive Officers may agree in writing), the Parties may proceed to the next step described in Section 10.c below.

c. If a dispute remains unresolved after the expiration of the procedures described in Section 10.a and Section 10.b, then either Party may submit the unresolved dispute to binding arbitration in the State of Delaware (or other location as agreed to by the Parties) administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and, to the maximum extent applicable, pursuant to the Federal Arbitration Act, 9 U.S.C. 1 et seq. Either Party may commence the arbitration by giving notice to the other Party pursuant to Section 15 with a copy to the American Arbitration Association. Each Party agrees irrevocably to submit itself, in any suit to confirm the judgment or finding of such arbitrator, to the jurisdiction of the state or federal courts of the State of Delaware and waives any and all objections to jurisdiction that such Party may have under the laws of the State of Delaware or the United States.

d. The fees and costs of the arbitrator will be shared equally by the Parties; provided that each Party will pay its own attorneys’ fees; provided, further, that the arbitrator may award legal fees, disbursements and other expenses to the prevailing Party for such amounts as determined by the arbitrator to be appropriate. Judgment upon the arbitrator’s award may be entered as if after trial in accordance with Delaware law. Should a Party fail to pay fees as required, the other Party may advance the same upon notice to such Party and will be entitled to a judgment from the arbitrator in the amount of such fees plus three percent (3%) per annum simple interest.

e. Notwithstanding the foregoing, the Parties agree that, without the necessity of commencing any dispute resolution procedure in accordance with this Section 10, a Party may commence proceedings in any court of competent jurisdiction to seek specific performance, an injunction or other equitable remedy in the event of any material breach by the other Party of any provision of this Agreement or any Ancillary Agreement.

11. Warranties and Limitations.

a. CBRE represents and warrants to Altus Power that it is a corporation duly formed, validly existing and in active status under the laws of the State of Delaware. The execution of this Agreement has been duly authorized by all required corporate action, and the Agreement constitutes the legal, valid and binding obligation of CBRE, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

b. Altus Power represents and warrants to CBRE that it is a corporation duly formed, validly existing and in active status under the laws of the State of Delaware. The execution of this Agreement has been duly authorized by all required corporate action, and the Agreement constitutes the legal, valid and binding obligation of Altus Power, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

c. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH REGARD TO ANY INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT, WHICH ARE PROVIDED “AS IS.”

12. Indemnification. Each Party (the “Indemnifying Party”) will indemnify and hold the other Party and its affiliates and each of its respective directors, officers, employees, representatives and agents (the “Indemnified Party”) harmless from and against any and all losses, damages, liabilities, demands, actions, costs, claims and expenses, including reasonable attorney’s fees (collectively, “Losses”), asserted against or incurred by the Indemnified Party arising out of, relating to or resulting from (i) a third party claim that the Indemnifying Party’s Intellectual Property infringes that third party’s rights; (ii) the Indemnifying Party’s fraud, willful misconduct or gross negligence in performing this Agreement or any Ancillary Agreement; or (iii) any material breach by the Indemnifying Party of any provision of this Agreement (provided that, if and to the extent curable, the Indemnifying Party will be provided written notice of such breach and will have a cure period of thirty (30) days, provided, further, that if at the end of such 30-day period such breach remains uncured but the Indemnifying Party has been diligently pursuing the cure of such breach, the cure period will be extended for such time as is reasonably required for the Indemnifying Party to complete the cure so long as the Indemnifying Party continues to diligently pursue such cure).

13. Limitation of Liability. EXCEPT FOR VIOLATION OF SECTION 6 (CONFIDENTIALITY) OR TO THE EXTENT PAYABLE TO A THIRD PARTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER THEORY, INCLUDING CLAIMS FOR LOST PROFITS OR REVENUES, OR ACTIONS FOR SPECIFIC PERFORMANCE. THIS PROVISION WILL APPLY REGARDLESS OF WHETHER A PARTY IS ADVISED OF OR IS AWARE THAT SUCH DAMAGES HAVE BEEN OR MAY BE INCURRED AND WHETHER THE LIABILITY IS INCURRED IN CONNECTION WITH THIS AGREEMENT OR AN ANCILLARY AGREEMENT.

14. Compliance with Laws and Certain Customer Policies. The Parties will comply with all applicable laws, rules, regulations, governmental requirements, orders, decrees and industry standards, including applicable import and export laws, the Foreign Corrupt Practices Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each Party will obtain all licenses and permits required by Law for the Party to engage in the activities necessary to perform its obligations under this Agreement and any Ancillary Agreements. Upon either Party’s request, the other Party will use commercially reasonable efforts to provide to the requesting Party, subject to applicable confidentiality limitations, copies of the background check and drug testing requirements of any potential customer to allow the requesting Party to comply with the requirements thereof. Without limitation to the foregoing, the Parties will use commercially reasonable efforts, including through the adoption and implementation of appropriate restrictions, procedures and guidelines as mutually agreed upon by the Parties (including through the Executive Steering Committee), to ensure that communications, discussions or other disclosures of information by and between the Parties or their representatives (including among members of the Executive Steering Committee) are consistent with applicable laws, including with respect to competitively sensitive information and financial or other personal or private information of customers and employees.

15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Altus Power:      Altus Power, Inc.

102 Greenwich Avenue

Greenwich, CT 06830

Attention: Gregg Felton

Lars Norell

Chief Legal Officer

Email:    gregg.felton@altuspower.com

lars.norell@altuspower.com

legal@altuspower.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Email: carl.marcellino@ropesgray.com

If to CBRE:              CBRE, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Email: corporatelegal@cbre.com

Attention: Emma Giamartino

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email: mpflug@stblaw.com

rpurushotham@stblaw.com

Attention: Mark Pflug

Ravi Purushotham

16. Miscellaneous Provisions.

a. Relationship of the Parties. The Parties intend that an independent contractor relationship be created by this Agreement and any Ancillary Agreement and no partnership, distributor relationship, or joint venture will exist between the Parties. The conduct and control of the work required of Altus Power under this Agreement will lie solely with Altus Power, and the conduct and control of the work required of CBRE under this Agreement will lie solely with CBRE. Neither Party, nor any of its employees or representatives, is or will be considered to be an employee or agent of the other for any purpose. The employees of each Party will not be entitled to any of the benefits that the other Party may offer or provide to its own employees. Neither Party shall have the authority to obligate or bind the other in any manner, and, with the exception of third party Indemnified Parties, nothing herein contained shall give rise or is intended to give rise to any rights of any kind to any third parties. Neither Party shall represent to the contrary, either expressly, implicitly or otherwise.

b. Further Assurances. The Parties agree, and will cause their affiliates to agree, to execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party in order to give effect to the transactions contemplated by this Agreement (including the dispute procedures in Section 10) and to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

c. Assignment and Delegation. Neither Party may assign any rights or delegate the performance any obligations under this Agreement or any Ancillary Agreements to any other person, without the express written consent of the other Party, provided that either Party may assign any of its rights or delegate the performance of any of its obligations under this Agreement or any Ancillary Agreement to any of such Party’s affiliates, provided, further, that the assigning or delegating Party will remain primarily liable and/or obligated with respect thereto.

d. Successors and Assigns. Subject to the limits on assignability contained herein, each and all of the covenants, terms, provisions, and agreements herein contained will be binding upon and inure to the benefit of the successors, heirs, and permitted assigns of the Parties.

e. Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

f. Survival of Representations and Warranties. All representations and warranties herein will survive this Agreement, except to the extent that a representation or warranty expressly provides otherwise.

g. Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is found to be illegal or invalid for any reason whatsoever, that illegality or invalidity will not affect the validity of the remainder of the terms or provisions within this Agreement.

h. Entire Agreement. This Agreement, including the attached Exhibits and any Ancillary Agreements, and any other agreement expressly referred to herein or therein embody the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties relating to such subject matter.

i. Third Party Beneficiary. This Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than the Parties, provided that PubCo shall be an express third party beneficiary of the provisions of Section 16.l.

j. Interpretation. The Parties agree that (a) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements will mean “including without limitation”; (b) the word “or” will not be exclusive; (c) references to “written” or “in writing” include in electronic form unless otherwise specified; (d) the headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and will not affect the meaning or interpretation of this Agreement and the Ancillary Agreements; (e) each of Altus Power and CBRE have participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (f) any reference to “days” means calendar days unless business days are expressly specified; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement or any Ancillary Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a business day, the period will end on the next succeeding business day; and (h) the terms “affiliate”, “person”, “subsidiary”, “law”, “representative” and “governmental authority” as used in this Agreement or any Ancillary Agreement will have the same meanings as the terms “Affiliate”, “Person”, “Subsidiary”, “Law”, “Representative” and “Governmental Authority” as defined in the Business Combination Agreement. Except as otherwise expressly stated in this Agreement or any Ancillary Agreement, whenever in this Agreement or any Ancillary Agreement a Party or any of its affiliates or representatives is required or permitted to make any decision or take any action (or to refrain from doing so) such person may do so (or refrain from doing so) in its, his or her sole discretion.

k. Modifications. Except as otherwise set forth herein, neither this Agreement nor an Ancillary Agreement can be amended, supplemented or otherwise modified except by a written instrument duly executed by both Parties specifically referring to this Agreement, and any modification will become an attachment to this Agreement or the Ancillary Agreement, as applicable.

l. Required PubCo Board Approval. Notwithstanding anything to the contrary herein, without limitation to any other approval that may be required, any amendment, supplement or other modification of this Agreement and the entry into, or any amendment, supplement or other modification of, any Ancillary Agreement shall be subject to the prior approval of the board of directors of PubCo and, if prior to the Effective Date, such approval may be given only upon the unanimous recommendation of the CBAH Special Committee.

m. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ALTUS POWER, INC.

By:	/s/ Gregg Felton
	Name:	Gregg Felton
	Title:	Co-Founder and Co-Chief Executive Officer

CBRE, INC.

By:	/s/ Emma Giamartino
	Name:	Emma Giamartino
	Title:	Global Chief Investment Officer

EXHIBIT A

EXECUTIVE STEERING COMMITTEE

Executive Steering Committee

•	Altus Power

•	Lars Norell

•	Gregg Felton

•	CBRE

•	Robert Behrns

•	Cash Smith

EXHIBIT B

STRATEGIC SUPPLIER PROGRAM AGREEMENT

Strategic Supplier Program Agreement

This Strategic Supplier Program Agreement (this “Agreement”) is made effective as of [•], 2021 (the “Effective Date”) between the Global Workplace Solutions division of CBRE, Inc. a Delaware corporation (“CBRE”), and Altus Power, Inc. (“Supplier”). In this Agreement, CBRE and Supplier may be referred to individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, CBRE is a global full-service commercial real estate services firm that manages the properties and facilities of owners and occupiers of commercial real estate;

WHEREAS, Supplier is an industry leader in the provision of photovoltaic electrification services (“Services”) to end-user clients and third parties that manage the properties and facilities for the owners and occupiers of commercial, industrial and institutional real estate;

WHEREAS, the Parties entered into that certain Master Service Agreement (“MSA”) and/or account level agreements under which CBRE and Supplier have negotiated terms and conditions which govern the provision of Suppliers Services to CBRE and CBRE clients; and

WHEREAS, the Parties understand that CBRE has contractual responsibility to its clients to make sourcing decisions that are in the Clients best interests.

NOW, THEREFORE, the Parties agree as follows:

1.	TERM

Subject to the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2022 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of one (1) year each (each, an “Extension Period”) unless a Party delivers written notice to the other Party that it does not wish to extend the Agreement at least ninety (90) days prior to the expiration date of the Initial Term or the current Extension Period, as the case may be (the Initial Term, as it may be so extended, the “Term”).

2.	GUIDING PRINCIPLES

a.

Vision Statement. Be recognized as the market leader in helping clients maintain or transform their facility work environments so they can effectively conduct their business, attract and retain talent, and increase employee engagement.

b.

Mission Statement. CBRE and Supplier shall establish a transparent, trusted and collaborative relationship to deliver superior service quality, lower operating costs, and service innovation to CBRE clients.

c.	Statement of Intent. CBRE and Supplier will work together in a collaborative relationship and at all times conduct themselves in a manner that is consistent with the following principles:

i.	Respect, Integrity, Service, Excellence, Honesty, Trust, and Transparency;

ii.	Commitment to superior service quality and client care;

iii.	Development of a long-term relationship that is mutually beneficial;

iv.	Co-brand programs that create a competitive advantage in the market and differentiate the Parties from their competitors;

v.	Operate as a seamless team to create innovative models for service delivery;

vi.	Shared vision and mutual accountability; and

vii.	Tailoring solutions for clients which are flexible & scalable.

CBRE and Supplier firmly believe that adherence to the foregoing principles will result in the development of industry leading collaborative solutions that exceed our clients’ expectations while ensuring sustainable competitive advantage for CBRE and Supplier in the market place.

CBRE and Supplier further commit to the following objectives to bring value to our clients through:

i.	Leverage our collective scale and spend across the client base to deliver best value solutions to our clients;

ii.	Manage service quality using leading indicators and SLAs to identify and correct issues before they have a negative impact on the client;

iii.	Instill a culture of safety within each organization;

iv.	Engage each other with transparency in all aspects of the relationship;

v.	Share market knowledge and best practice;

vi.	Acccelerate the introduction of innovation to clients;

vii.	Collaborate in the development of exclusive programs that differentiate us in the markets;

viii.	Leverage our collective purchasing volumes; and

ix.	Share knowledge and market intelligence with our clients.

d.	CBRE Commitments.

i.	CBRE will provide a relationship manager for Supplier;

ii.	CBRE will conduct periodic business reviews with Supplier;

iii.	CBRE will provide Supplier with pre-qualified status for all new business pursuits;

iv.	CBRE will work collaboratively with Supplier for joint business opportunities;

v.	CBRE agrees to collaborate with Supplier to develop winning programming and solutions related to new business pursuit activity;

vi.	CBRE will provide periodic performance scorecard reviews with Supplier so Supplier has a clear and timely understanding of CBRE’s and clients’ expectations and satisfaction with their performance;

vii.	CBRE will identify Supplier as a strategic supplier and communicate this status to the CBRE supply chain and facility management organizations; and

viii.

CBRE supply chain leadership agrees to support the commitments set forth in this Agreement and transmit the understanding and purpose of this Agreement throughout CBRE’s procurement and supply chain organizations.

e.	Supplier Commitments.

i.	Supplier will provide an account manager for handing the day-to-day business needs of the CBRE account teams;

ii.	Supplier will be in full compliance with the CBRE Vendor Screening Program requirements;

iii.	Supplier will commit to providing CBRE with pricing comparable to that provided to other customers of Supplier who conduct a comparable volume of business with Supplier;

iv.

Supplier will self-perform Services in most jurisdictions where it conducts business and will implement a validated subcontracting management program in those instances where the Services are performed by subcontractors;

v.

Supplier will participate in CBRE supported initiatives, including, but not limited to, a Supplier Quality Development/Supplier Performance Management Program, the development of a formal governance process between the Parties and the development and implementation of service level performance standards;

vi.

Supplier will support CBRE in achieving glide path sourcing savings commitments made to CBRE clients, including, without limitation, setting the savings targets, identification of the savings and project execution necessary to deliver the savings commitments;

vii.	Supplier will participate in new business opportunities as requested by CBRE and will respond in a timely manner;

viii.

Supplier will support CBRE’s efforts to drive towards world-class safety performance and will promote a safety culture within its company, track safety performance, and seek to meet CBRE’s goals for safety performance; and

ix.	Supplier will respond to CBRE client issues and deploy the resources needed to resolve the issues in a timely manner.

f.

Mutual Commitments. The Parties agree to work together in good faith to establish mutually agreed upon key performance indicators related to the respective and aforementioned business commitments within thirty (30) days of the execution of this Agreement. The Parties also agree to annually review the overall status of the Partner Program within thirty (30) days of the close of the current calendar year.

3.	TERMINATION

CBRE or Supplier may terminate this Agreement for any reason with ninety (90) days prior written notice to the other Party.

4.	CONFIDENTIALITY

Each Party agrees that it shall not at any time during this Agreement and for a period of five (5) years after the termination of this Agreement, disclose any Confidential Information except as permitted by this Section.

Each Party may disclose the Confidential Information of the other Party:

a.

to its employees, officers, agents, consultants or subcontractors (“Representatives”) who need to know such information for the purposes of carrying out the Party’s obligations or exercising the Party’s rights under this Agreement, provided that the disclosing Party takes all reasonable steps to ensure that its Representatives comply with the confidentiality obligations contained in this Section;

b.

as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority, (provided, in the case of any disclosure of any of CBRE’s Confidential Information, Supplier has given CBRE as much prior written notice as possible regarding such disclosure, subject to applicable law); and

c.	to the extent expressly permitted in the applicable MSA.

5.	GENERAL

a.

Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement in whole or in part without the prior written consent of the other Party. Notwithstanding the foregoing, an assignment of this Agreement by a Party to an affiliate or arising by operation of law shall be permitted upon prior written notice to the other Party. Subject to the foregoing, any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

b.	CBRE Representation. CBRE represents and warrants that Supplier’s execution of this Agreement does not constitute a violation of the MSA and/or CBRE’s Supplier Code of Conduct.

c.

Severance. If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

d.

Entire Agreement/Amendment. This Agreement, when fully executed, shall supersede any and all prior and existing Strategic or Preferred Supplier Program Agreements between the Parties, either oral or in writing, and contains all the covenants and agreements between the Parties with respect to the subject matter of this Agreement. For purposes of clarity, this Agreement shall not in any way be interpreted to amend or change the terms of any MSA or account level agreement between the Parties. Any amendment or modification to this Agreement must be made in writing and signed by the Parties hereto. This Agreement shall be construed as if drafted jointly by the Parties and no provision in this Agreement shall be interpreted for or against any Party because that Party or that Party’s legal representative drafted the provision.

e.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

f.

Governing Law and Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including but not limited to, non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Texas.

g.

Authority to Contract. Each Party warrants and represents that it is authorized to enter into this Agreement, and that the person signing on its behalf is duly authorized to execute this Agreement, and that no other signatures are necessary.

h.

Notices. Any and all notices, consents, demands, approvals, directives or other communications required or permitted under this Agreement shall be in writing and be delivered personally, properly mailed via first class certified or registered mail, or sent by nationally recognized, private industry express courier service, to the addresses of the Parties set forth below. Any notice shall be deemed to be properly given: (a) when delivered personally; (b) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) two (2) business days after deposit with a private industry express courier specifying next day delivery, with written confirmation of receipt.

If to CBRE:	CBRE, Inc.
3550 Lennox Road, Suite 2300
Atlanta, GA 30326
Attn: V. P. – Supply Chain, Americas

With a copy to:	CBRE, Inc.
2100 McKinney Avenue, Suite 900
Dallas, TX 75201
Attn: General Counsel – Global Workplace Solutions

If to Supplier:	Altus Power, Inc.
102 Greenwich Avenue
Greenwich, CT 06830
Attn: Gregg Felton and Lars Norell

i.

Compliance with Laws and CBRE’s Supplier Code of Conduct. Supplier shall, in connection with this Agreement, comply with all applicable federal, state, and local laws, ordinances, rules, regulations, court orders, and governmental or regulatory agency orders, including, without limitation, those specific laws set forth herein. Supplier shall strictly comply with CBRE’s Supplier Code of Conduct which is incorporated by reference herein and may be reviewed by Supplier at www.cbre.com/suppliers.

The Parties acknowledge and agree to the terms and conditions of the Agreement by signing where designated below.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

CBRE:		SUPPLIER:

CBRE, INC.		ALTUS POWER, INC.

By:		By:
Name:	Jeffrey A Brown	Name:
Title:	VP, Strategic Supplier Relationships	Title:
Date:		Date:

EXHIBIT C

CBRE BROKER REFERRAL PROGRAM

Altus Power (“Altus”) and CBRE Broker Referral Program

Objective – Altus and CBRE will create an efficient referral program to encourage CBRE Brokers to refer attractive opportunities for Altus to market its products and services. Through CBRE’s broker community throughout the U.S., we expect that this program will lead to attractive opportunities for Altus due to CBRE’s market presence and CBRE broker / client relationships.

Communication Approach – Following the public announcement of the transaction, the parties will work together to prepare an education and marketing plan focused on prioritized markets (e.g., Tri-State, Washington DC/Baltimore, Los Angeles, Chicago) and will target select CBRE national teams (e.g., CBRE Land Services and CBRE’s National Partners). As the program expands, the team will prioritize additional markets and opportunistically discuss the opportunity with CBRE leaders and brokers.

Referral Process / Approach –

1)	The CBRE Broker will submit a referral through a CBRE website which will request some specific information (e.g., property address, client contact information, etc.) about the opportunity.

2)	CBRE’s Renewable Energy Solutions team will evaluate these referrals and prioritize which referrals to pursue and what additional information is required

3)	CBRE’s Renewable team will present the opportunities to Altus who will determine which referrals are Qualified Referrals

Qualified Referral – In order for a referral to be eligible for compensation it must meet certain minimum requirements as a “Qualified Referral.” A Qualified Referral will be determined by Altus, and requires, at a minimum, CBRE Broker to actively facilitate the initial communications between CBRE Renewables or Altus and the referral prospect (i.e. joint conference call, face-to-face meeting or referral contact information to allow direct communication). If such referral property or client is already an existing Altus client, then Altus can determine at its discretion if such referral is a Qualified Referral

Referral Fee – The Company will pay to CBRE a referral fee based on the following approach:

New-Build Solar Systems
Megawatts Per Project	Referral Fee
<2 MW – 10 MW	$0.030/watt
On Portion of Sizes Above 10 MW	$0.020/watt

Illustrative examples: i) A 200k SF warehouse would imply a 2MW solar system and at $0.03/watt the referral fee could be $60k; ii) A 1.5M SF warehouse would imply a 15MW solar system and at $0.02/watt the referral fee could be $300k

New-Build Storage Systems
Megawatts Per Project	Referral Fee
<2 MWH – 10 MWH	$0.030/watthour [to be confirmed]
On Portion of Sizes Above 10 MWH	$0.020/watthour [to be confirmed]

The Referral Fee for New-Build Solar or Storage Systems will be paid out: i) 50% when client executes final agreement with Altus; and ii) 50% when Altus connects the solar or storage system to the grid for operation. The Referral Fees will be paid quarterly by Altus to CBRE and be accompanied by a detailed report providing additional information on the payments being made. CBRE will then pay individual CBRE Broker his/her referral fee.

Secondary/Existing Solar & Storage Systems
Megawatts Per Project	Referral Fee
<2 MWH – 10 MWH	$0.020/watt for solar and $0.020/watthour for storage [to be confirmed]
On Portion of Sizes Above 10 MWH	$0.015/watt for solar and $0.015/watthour for storage [to be confirmed]

The Referral Fee for Secondary Solar & Storage Systems will be paid out 100% on financial close of the purchase by Altus of the asset. The Referral Fees will be paid quarterly by Altus to CBRE and be accompanied by a detailed report providing additional information on the payments being made. CBRE will then pay individual CBRE Broker his/her referral fee.

Miscellaneous—Notwithstanding anything herein or otherwise to the contrary, Altus shall not be obligated to provide any products or services to any potential customer referred by a CBRE Broker, and all pricing decisions related to the Altus products and services shall be made by Altus. Any referral fee paid to CBRE will be applied to each individual’s brokerage commission structure and therefore CBRE’s Advisory business segment will receive a portion of the referral fee.

ANNEX I

ALTUS POWER LOGO

ANNEX II

CBRE LOGO